Exhibit 10.5

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE dated as of April 1, 2008 (the “Fourth Supplemental Indenture”) among Abitibi-Consolidated Inc. (the “Company”), a corporation duly organized and existing under the laws of Canada, Abitibi-Consolidated Company of Canada (“ACCC”), as co-obligor, a corporation duly organized and existing under the laws of the Province of Quebec, and Computershare Trust Company of Canada, as trustee (the “Trustee”), supplementing the Indenture dated as of April 6, 1998 (the “Base Indenture”), between the Company and Montreal Trust Company, as trustee, as supplemented by: (i) that certain First Supplemental Indenture dated as of September 1, 2001 (the “First Supplemental Indenture”), among (1) the Company, (2) Abitibi-Consolidated General Partnership (“ACGP”) and (3) the Trustee, as successor to Montreal Trust Company; (ii) that certain Second Supplemental Indenture dated as of October 1, 2001 (the “Second Supplemental Indenture”), among (1) the Company, (2) ACGP, (3) Donohue Forest Products Inc. (now ACCC) and (4) the Trustee; and (iii) that certain Third Supplemental Indenture dated as of December 1, 2001 (the “Third Supplemental Indenture”, and together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), among (1) the Company, (2) ACCC, (3) ACGP and (4) the Trustee.

All capitalized terms used but not defined in this Fourth Supplemental Indenture shall have the respective meanings set forth in the Base Indenture;

WHEREAS, the Company has issued, and the Trustee has authenticated and there have been delivered pursuant to the Indenture, $250,000,000 aggregate principal amount of 6.95% Senior Notes due April 1, 2008 (the “April 2008 Securities”), approximately $195,612,000 aggregate principal amount of which are currently outstanding;

WHEREAS, other securities have been issued pursuant to the Indenture, namely $100,000,000 aggregate principal amount of 7.40% Senior Notes due April 1, 2018 and $250,000,000 aggregate principal amount of 7.50% Senior Notes due April 1, 2028 (collectively, the “2018 and 2028 Securities”);

WHEREAS, this Fourth Supplemental Indenture does not apply in respect of the 2018 and 2028 Securities and only applies in respect of the April 2008 Securities;

WHEREAS, pursuant to a second amended and restated offering circular dated March 18, 2008 (as modified, amended, restated or supplemented from time to time, the “Exchange Offer Circular”), ACCC is offering to exchange the April 2008 Securities for (i) cash and (ii) a new note in a principal amount of $550 per $1,000 principal amount of April 2008 Securities validly tendered (and not validly withdrawn) by the Consent Payment Deadline (as such term is defined in the Exchange Offer Circular) or $600 per $1,000 principal amount of April 2008 Securities validly tendered (and not validly withdrawn) after the Consent Payment Deadline but prior to the Exchange Expiration Date (as such term is defined in the Exchange Offer Circular);

WHEREAS, it is a condition to the completion of the Exchange Offer, that the Fourth Supplemental Indenture provide, in respect of the April 2008 Securities, for the deletion from the

Base Indenture of Sections 10.6 and 10.7 respectively entitled “Limitation on Liens” and “Limitations on Sale and Leaseback” and certain conforming changes (the “Amendments”);

WHEREAS pursuant to the Indenture, the Amendments require the written consent of the holders of at least a majority in aggregate principal amount of the April 2008 Securities outstanding;

WHEREAS pursuant to the Exchange Offer Circular, the tendering of the April 2008 Securities is a deemed consent to the Amendments;

WHEREAS more than a majority in aggregate principal amount of the April 2008 Securities have been validly tendered (and not validly withdrawn);

WHEREAS pursuant to Section 9.2 of the Base Indenture, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of any series of Securities and any related coupons under this Indenture, but only with the consent of the Holders of more than 50% in principal amount of the Outstanding Securities of each series of Securities then Outstanding affected thereby, in each case by Act of said Holders of Securities of each such series delivered to the Company and the Trustee;

WHEREAS, all acts and proceedings required by law and the Indenture to authorize, approve and constitute this Fourth Supplemental Indenture as a valid and binding agreement in respect of the April 2008 Securities for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Fourth Supplemental Indenture have in all respects been duly authorized by the Company, ACCC and the Trustee; and

WHEREAS, the foregoing recitals are made as representations or statements of fact by the Company and ACCC and not by the Trustee.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, ACCC and the Trustee hereby agree as follows:

1.	(a) The following covenants from Article X of the Base Indenture are hereby deleted in their entirety in respect of the April 2008 Securities only:

(i)	the covenant entitled “Limitation on Liens” under Section 10.6; and

(ii)	the covenant entitled “Limitation on Sale and Leaseback” under Section 10.7.

(b) Article VIII, Section 8.3 of the Base Indenture is hereby amended in respect of the April 2008 Securities only by deleting the first paragraph thereof in its entirety and replacing such first paragraph with the following:

“If, upon any consolidation or amalgamation of the Company with or merger or arrangement of the Company into any other corporation, or upon any conveyance, lease or transfer of all or substantially all of the properties and assets of the Company to any Person in accordance with Section 8.1, any properties or assets of the Company or any Subsidiary of the Company owned immediately prior thereto, would thereupon become subject to any Lien, then (unless the sum of (i) the principal amount of indebtedness for borrowed money secured by Liens created, incurred or assumed after the date hereof and (ii) the Attributable Value of all Sale and Leaseback Transactions entered into after the date hereof and otherwise prohibited by this Indenture does not exceed 10% of the Consolidated Net Tangible Assets of the Company) such Obligor simultaneously with or prior to such consolidation, amalgamation, merger, arrangement, conveyance, lease or transfer, will cause such Securities to be so secured; provided, however, that, for the purpose of providing such equal and ratable security, the principal amount of Original Issue Discount Securities and Indexed Securities shall mean that amount which would, at the time of making such effective provision, be due and payable pursuant to Section 5.2 and the terms of such Original Issue Discount Securities and Indexed Securities upon a declaration of acceleration of the Maturity thereof, and the extent of such equal and ratable security shall be adjusted, to the extent permitted by law, as and when said amount changes over time pursuant to the terms of such Original Issue Discount Securities and Indexed Securities.”

(c) Article IX, Section 9.1 of the Base Indenture is hereby amended in respect of the April 2008 Securities only by deleting Subsection 6 thereof in its entirety and replacing such Subsection 6 with the following:

“(6) to secure the Securities pursuant to the requirements of Section 8.3 or otherwise; or”

(d) Article X, Section 10.8 of the Base Indenture is hereby amended in respect of the April 2008 Securities only by deleting the first paragraph thereof in its entirety and replacing such first paragraph with the following:

“The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 8.3 and 10.5, and any other covenant not set forth herein and specified pursuant to Section 3.1 to be applicable to the Securities of any series, if before or after the time for such compliance the Holders of more than 50% in principal amount of the Outstanding Securities of each series of Securities affected by the omission (which, in the case of a covenant not set forth herein and specified pursuant to Section 3.1 to be applicable to the Securities of any series, shall include only those series to which such covenant is so specified to be applicable) shall, in each case by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee with respect to any such covenant or condition shall remain in full force and effect.”

(e) Article XIV, Section 14.3 of the Base Indenture is hereby amended in respect of the April 2008 Securities only by deleting the first sentence thereof in its entirety and replacing such first sentence with the following:

“Upon the Company’s exercise of the above option applicable to this Section with respect to any Securities of or within a series, the Company shall be released from its obligations under Section 8.3 and Sections 10.5, 10.8 and 10.9 and, if specified pursuant to Section 3.1, its obligations under any other covenant, with respect to such Outstanding Securities and any related coupons on and after the date the conditions set forth in Section 14.4 are satisfied (hereinafter, “covenant defeasance”), and such Securities and any related coupons shall thereafter be deemed not to be “Outstanding” for the purposes of any request, demand, authorization, direction, notice, consent, waiver or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder.”

2.	On the date hereof, the Indenture shall be supplemented and amended in accordance herewith but only in respect of the April 2008 Securities, and this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes but only in respect of the April 2008 Securities, and every Holder of April 2008 Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

3.	This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

4.	Except as expressly supplemented and amended hereby in respect of the April 2008 Securities, the Indenture is in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect.

5.	All covenants and agreements in this Fourth Supplemental Indenture in respect of the April 2008 Securities by the Company, ACCC or the Trustee (as the case may be) shall bind its respective successors and assigns, whether so expressed or not.

6.	In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.	Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors in respect of the April 2008 Securities under the Indenture and the Holders of the April 2008 Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture in respect of the April 2008 Securities.

8.	If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Fourth Supplemental Indenture, such required provision shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture as so modified or shall be excluded, as the case may be.

9.	This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

10.	All the provisions of this Fourth Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture in respect of the April 2008 Securities; and the Indenture, as supplemented and amended by this Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument in respect of the April 2008 Securities.

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IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed, as of the day and year first above written.

ABITIBI-CONSOLIDATED INC.		ABITIBI-CONSOLIDATED COMPANY OF CANADA

By:	/s/ Pierre Rougeau	By:	/s/ Jacques P. Vachon
Name:	Pierre Rougeau	Name:	Jacques P. Vachon
Title:	Vice President and Assistant Secretary	Title:	Senior Vice President, Corporate Affaires and Secretary

By:	/s/ Allen Dea	By:	/s/ Allen Dea
Name:	Allen Dea	Name:	Allen Dea
Title:	Vice President and Secretary	Title:	Vice President, Treasurer and Assistant Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA

		By:	/s/ Sophie Brault
		Name:	Sophie Brault
		Title:	Professional

		By:	/s/ Nelia Amerade
		Name:	Nelia Amerade
		Title:	Manager